Exhibit 10.ag

AMENDMENT No. 2022 - 1

TO

TRUSTMARK CORPORATION DEFERRED COMPENSATION PLAN

WHEREAS, Trustmark Corporation, a Mississippi corporation (the “Company”), maintains the Trustmark Corporation Deferred Compensation Plan, amended and restated as of December 31, 2007 (the “Plan”); and

WHEREAS, all capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise indicated in this amendment; and

WHEREAS, the Company desires to amend the Plan to allow for discretionary company contributions; and

WHEREAS, the Company is empowered to amend the Plan pursuant to Section 12.2 of the Plan.

NOW, THEREFORE, the Company hereby amends the Plan, effective as of October 4, 2022 (the “Effective Date”), as follows:

1.
Section 1.1 of the Plan is deleted in its entirety and replaced with the following:

“Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of (a) the Participant’s Annual Accounts, plus (b) the Participant’s Company Contribution Account. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

If a Participant is both an Employee and a Director and participates in the Plan in each capacity, then separate Account Balances (and separate Annual Accounts and Company Contribution Accounts, if applicable) shall be established for such Participant as a device for the measurement and determination of the (a) amounts deferred under the Plan that are attributable to the Participant’s status as an Employee, and (b) amounts deferred under the Plan that are attributable to the Participant’s status as a Director.

2.
New Definitions 1.33 and 1.34 are inserted.

1.33 “Company Contribution Account” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of (a) the Participant’s Company Contribution Amounts, plus (b) amounts credited or debited to such amounts pursuant to this Plan, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account. The Company Contribution Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.34 “Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.9.

3.
The title for Article 3 shall be retitled as:

Deferral Commitments/Company Contributions/Vesting/Crediting/Taxes

4.
Section 3.4 under this Amendment of the Plan is deleted in its entirety and replaced with the following:

3.4 Vesting.

(a)
A Participant shall at all times be 100% vested in his or her Account Balance attributable to Annual Deferral Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.5.

(b)
A Participant shall vest in his or her Company Contribution Account in accordance with a vesting schedule declared by the Committee in its sole discretion.

5.
A new paragraph (c) shall be added to Section 3.6, “FICA and Other Taxes”.

(c)
Company Contribution Account. When a Participant becomes vested in a portion of his or her Company Contribution Account, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary, Bonus, or Commissions that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Company Contribution Amount. If necessary, the Committee may, in accordance with Treas. Reg. §1.409A-3(j)(iv), reduce the vested portion of the Company Contribution Account, as applicable, in order to comply with this Section 3.6.

6.
New Sections 3.9 and 3.10 shall be inserted.

3.9
Company Contribution Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan, which amount shall be for that Participant the Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this Section 3.9, if any, shall be credited on a date or dates to be determined by the Committee, in its sole discretion. The amount (or the method or formula for determining the amount) of a Participant’s Company Contribution Amount shall be set forth in writing in a Plan Agreement or an exhibit to the Plan, which shall be deemed to be incorporated into this Plan, no later than the date on which such Company Contribution Amount is credited to the applicable Annual Account of the Participant.

3.10 Crediting of Amounts after Benefit Distribution. Notwithstanding any provision in this Plan to the contrary, should the complete distribution of a Participant’s vested Account Balance occur prior to the date on which any portion of (i) the Annual Deferral Amount that a Participant has elected to defer in accordance with Section 3.2 or (ii) the Company Contribution Amount would otherwise be credited to the Participant’s Account Balance, such amounts shall not be credited to the Participant’s Account Balance, but shall be paid to the Participant in a manner determined by the Committee, in its sole discretion.

7.
Section 12.1 of the Plan is deleted in its entirety and replaced with the following:

Termination of Plan. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that each Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to terminate the Plan with respect to all of its Participants. In the event of a Plan termination, no new deferral elections shall be permitted for the affected Participants and such affected Participants shall no longer be eligible to receive new company contributions. However, after the Plan termination the Account Balances of such affected Participants shall continue to be credited with Annual Deferral Amounts attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to credited or debited to such Participants’ Account Balances pursuant to Section 3.5. The Measurement Funds available to such affected Participants following the termination of the Plan shall be comparable in number and type to those Measurement Funds available to such affected Participants in the Plan Year preceding the Plan Year in which the Plan termination is effective. In addition, following a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A- 3(j)(4)(ix), an Employer terminating the Plan with respect to all of its Participants may provide that upon termination of the Plan, all Account Balances of such affected Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3(j)(4)(ix).

IN WITNESS WHEREOF, the Company through its duly authorized representative has signed this amendment as of the date written below to be effective as of the Effective Date.

Trustmark Corporation

a Mississippi corporation

By: /s/ Duane A. Dewey

Name: Duane A. Dewey

Title: President & Chief Executive Officer

Date: October 4, 2022